UNITED STATES

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FORUM MERGER II CORPORATION

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On September 17, 2020, Forum Merger II Corporation (“Forum”) and Ittella International, LLC (“Tattooed Chef”) issued a joint press release announcing the second quarter 2020 financial results for Tattooed Chef. A copy of the press release is below and is being filed herewith as soliciting materials.

Tattooed Chef Reports Second Quarter 2020 Financial Results

Record First Half Net Sales of $67.9 Million

Expect to Achieve Adjusted EBITDA Target of $17 Million for Fiscal 2020

Paramount, California and Delray Beach, Florida—September 17, 2020 (GLOBE NEWSWIRE) – Ittella International - The Tattooed Chef brand, a plant-based food company with a broad portfolio of innovative products (“Tattooed Chef” or the “Company”), today announced financial results for the three and six months ended June 30, 2020. As previously announced, Tattooed Chef and Forum Merger II Corporation (Nasdaq: FMCI) (“Forum”), a special purpose acquisition company, have entered into a definitive agreement (the “Business Combination Agreement”) for a business combination that will introduce Tattooed Chef as a Nasdaq-listed public company.

Sam Galletti, President and CEO of Tattooed Chef said, “We are pleased with our record financial performance for the first half of 2020. Our first half net sales of $67.9 million and Adjusted EBITDA of $9 million for the first half 2020 positions us well to meet or exceed our full year Adjusted EBITDA expectation of $17 million. Our traction in the marketplace and expanded distribution with tier-one customers demonstrate the power of the Tattooed Chef brand. We expect to continue to drive profitable top-line growth due to our increased distribution into new and existing retail customers and through our e-commerce platform.”

Sarah Galletti, Creative Director and “The Tattooed Chef”, added, “For the first time in our company’s history, the Tattooed Chef branded products comprise a greater percentage of our sales than private label. We expect this trend to accelerate with the launch of our new e-commerce platform in October. The Tattooed Chef brand is now, more than ever, being recognized as an innovative, disruptive food company with a long runway for continued growth in sales and profitability.”

David Boris, Co-CEO and CFO of Forum said, “Tattooed Chef’s second quarter results demonstrate its ability to successfully execute in a dynamic operating environment. During the quarter, the management team was further strengthened with the addition of two seasoned executives, Matt Williams as Chief Growth Officer and Chuck Cargile as Chief Financial Officer. We are excited about Tattooed Chef’s growth opportunity in the global plant-powered food market and remain confident in the team’s ability to create shareholder value.”

Financial Highlights for First Six Months of 2020 Compared to First Six Months of 2019

●	Net sales were $67.9 million, a 104% increase compared to $33.3 million in the prior year period;
●	Gross profit was $13.0 million, or 19.1% gross margin, compared to $5.3 million, or 16.0% gross margin in the prior year period;
●	Net income attributable to common stockholders was $5.8 million compared to $1.4 million in the prior year period; and
●	Adjusted EBITDA was $9.0 million, or 13.2% of net sales compared to $2.4 million, or 7.2% of net sales in the prior year period.

Financial Highlights for the Second Quarter of 2020 Compared to Second Quarter of 2019

●	Net sales were a record $34.8 million, a 113% increase compared to $16.3 million in the prior year period;
●	Gross profit was $3.7 million, or 10.8% gross margin, compared to $1.9 million, or 11.9% gross margin, in the prior year period;
●	Net income attributable to common stockholders was $0.9 million compared to a net loss of $0.1 million in the prior year period; and
●	Adjusted EBITDA was $2.0 million, or 5.6% of net sales, compared to $0.4 million, or 2.2% of net sales, in the prior year period.

First Six Months 2020 Results

Net sales of $67.9 million for the six months ended June 30, 2020 increased 104% compared to $33.3 million in the prior year period. The sales increase was primarily driven by significant growth in sales of Tattooed Chef branded products and a smaller increase in sales of private label products, expansion in the number of U.S. distribution points, increased volume at current customers of the existing portfolio of products and new product introductions including acai bowls, spring vegetable blends, buffalo cauliflower, and other value-added riced cauliflower meals.

Gross profit increased 143% to $13.0 million compared to $5.3 million in the prior year period. Gross margin in the six months ended June 30, 2020 improved to 19.1% from 16.0% in the six months ended June 30, 2019. The improvement in gross profit and gross margin was primarily due to raw material purchasing efficiencies and production efficiencies resulting from the increased sales.

Operating expenses of $4.5 million for the six months ended June 30, 2020 increased $1.2 million compared to $3.2 million in the prior year period. As a percentage of net sales, operating expenses decreased to 6.6% for the first six months of 2020 compared to 9.7% in the prior year period. The increase in spending was due to increased sales and marketing expenses resulting from the focus on building the Tattooed Chef brand, offset by reduced travel and entertainment expenses due to COVID-19. The sales volume increase was attributable to greater penetration with existing customers, which allowed the company to manage the volume increase without a corresponding increase in operating expenses, leading to the lower expense as a percentage of sales in the current year period.

Adjusted EBITDA was $9.0 million, or 13.2% as a percentage of net sales, for the first half of 2020, compared to $2.4 million, or 7.2% as a percentage of net sales, in the prior year period. The increase in Adjusted EBITDA was a result of the increased net sales and gross profit in the current year period. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Measures”.

Second Quarter 2020 Results

Net sales of $34.8 million for the three months ended June 30, 2020 increased 113% compared to $16.3 million in the prior year period. The sales increase was primarily driven by significant growth in sales of Tattooed Chef branded products and a smaller increase in sales of private label products, expansion in the number of U.S. distribution points, increased volume at current customers of the existing portfolio of products and new product introductions.

Gross profit increased 92% to $3.7 million compared to $1.9 million in the prior year period. Gross margin in the three months ended June 30, 2020 was 10.8% compared to 11.9% in the three months ended June 30, 2019. The improvement in gross profit was due to the increase in net sales and the decline in gross margin was due primarily to the seasonal nature of agriculture production and the corresponding timing of manufacturing of crops in the Company’s operations in Italy.

Operating expenses of $2.1 million for the three months ended June 30, 2020 increased slightly compared to $1.7 million in the prior year period. As a percentage of net sales, operating expenses decreased to 5.9% compared to 10.7% in the prior year period. The increase in spending was due to increased sales and marketing expenses resulting from the focus on building the Tattooed Chef brand, offset by reduced travel and entertainment expenses due to COVID-19. The sales volume increase was attributable to existing customers, which allowed the Company to manage the volume increase without a corresponding increase in operating expenses, leading to the lower expense as a percentage of sales in the current year period.

Adjusted EBITDA was $2.0 million, or 5.6% as a percentage of net sales, for the second quarter of 2020, compared to $0.4 million, or 2.2% as a percentage of net sales, in the prior year period. The increase in Adjusted EBITDA year-over-year was a result of the increased net sales and gross profit in the current year period. The lower Adjusted EBITDA for the second quarter of 2020, sequentially, compared to the first quarter of 2020 record level of $7.0 million was due to the seasonal nature of agriculture production and the corresponding timing of manufacturing of crops in the Company’s operations in Italy. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Measures”.

About Tattooed Chef and Ittella International

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative plant-based food products that taste great and are sustainably sourced. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States. Understanding consumer lifestyle and food trends, and a commitment to innovation, allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides great-tasting, approachable, and innovative products not only to the growing group of consumers who seek to adopt a plant-based lifestyle, but to any of the “People Who Give a Crop”. For more information, please visit www.tattooedchef.com. Following completion of the business combination, the combined Tattooed Chef and Forum will be renamed Tattooed Chef, Inc.

About Forum Merger II Corporation

Forum Merger II Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.forummerger.com.

Additional Information and Where to Find It

Forum has filed with the SEC a preliminary proxy statement in connection with the business combination and other matters and will mail a definitive proxy statement to its stockholders as of the record date established for voting on the business combination. Forum’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with Forum’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the business combination, because these documents will contain important information about Forum, Tattooed Chef and the business combination. Forum’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC by Forum, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “runway,” “trend,” “accelerate,” “on-track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Forum’s or Tattooed Chef's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of Forum or satisfy other conditions to the closing of the business combination; the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; uncertainty surrounding the launch and ultimate success of the e-commerce platform; the need to prove ability to increase distribution to new retail customers; the outcome of any legal proceedings that may be instituted against Tattooed Chef or Forum; the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, the amount of funds available in Forum’s trust account following any redemptions by Forum’s public stockholders, competition and the ability of the combined business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements following the consummation of the transactions contemplated by the business combination; costs related to the business combination; and other risks and uncertainties indicated from time to time in the preliminary and definitive proxy statements filed or to be filed by Forum with the SEC in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in Forum’s prior and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. None of Forum or Tattooed Chef undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in the Solicitation

Forum and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the business combination. Information about the directors and executive officers of Forum and a description of their interests in Forum are set forth in its definitive proxy statement in connection with its special meeting of stockholders to approve an extension of time in which Forum must complete an initial business combination or liquidate its trust account, which was filed with the SEC on August 31, 2020, and will also be contained in the preliminary proxy statement, which was filed with the SEC on August 11, 2020, and definitive proxy statement, once it is filed with the SEC, in connection with the business combination. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Non-GAAP Measures

The Company seeks to achieve profitable, long term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. The Company’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business.

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
(amounts in USD thousands)
Net Income (Loss)	$1,255	$(108)	$7,154	$1,584
Provision for Income Taxes	553	159	1,283	184
Other Income	(288)	-	(288)	-
Interest Expense	157	148	381	338
Depreciation and Amortization	278	153	471	300
Adjusted EBITDA	$1,955	$352	$9,001	$2,406

Contact
Investor Relations
(212) 739-7860

investors@forummerger.com